PIMCO Income Strategy Fund II
Supplement dated December 27, 2022 to the Fund’s Prospectus and Statement of Additional
Information dated November 25, 2020, each as supplemented from time to time
(respectively, the “Prospectus” and the “SAI”)
Effective immediately, the fifth paragraph of the “Prospectus Summary – Leverage” section of the Prospectus is deleted and replaced with the following:
Regarding the costs associated with the Fund’s ARPS, the terms of the ARPS provide that they would ordinarily pay dividends at a rate set at auctions held every seven days, normally payable on the first business day following the end of the rate period, subject to a maximum applicable rate calculated as a function of the ARPS’ then-current rating and a reference interest rate. However, the weekly auctions for the ARPS, as well as auctions for similar preferred shares of other closed-end funds
in the U.S., have failed since February 2008, and the dividend rates on the ARPS since that time have been paid at the maximum applicable rate (i.e., the greater of a multiple of or a spread plus a reference rate, which is either (i) for a rate period of fewer than 365 days, the Secured Overnight Funding Rate plus spread adjustments intended to serve as a reasonable substitute of the previously-applicable LIBOR Rate (as defined and detailed in the Fund’s Bylaws), or (ii) for a rate period of 365 days or more, the applicable Treasury Index Rate). In September 2011, Moody’s, a ratings agency that provides ratings for the Fund’s ARPS, downgraded its rating of the ARPS from “Aaa” to “Aa2,” citing what it believed to be persistently thin asset coverage levels, increased NAV volatility and concerns about secondary market liquidity for some assets supporting rated obligations. In July 2012, Moody’s downgraded its rating of the ARPS from “Aa2” to “Aa3” pursuant to a revised ratings methodology adopted by Moody’s. In May 2020, Fitch downgraded its rating of the ARPS from “AAA” to “AA,” indicating the downgrades reflected recent extreme market volatility and reduced asset liquidity, which it believed eroded asset coverage cushions for closed-end funds
and challenged fund managers’ ability to deleverage. On December 4, 2020, Fitch published ratings criteria relating to closed-end fund
obligations, including preferred shares, which effectively result in a rating cap of “AA” for debt and preferred stock issued by closed-end funds
and a rating cap of “A” for (i) debt and preferred shares issued by closed-end funds
exposed to corporate debt, emerging market debt, below-investment-grade and unrated debt, structured securities and equity,
(ii) and closed-end funds
with material exposure to “BBB” category rated assets. Following the close of business on April 30, 2021, Fitch downgraded its rating of the ARPS from “AA” to “A” pursuant to the revised ratings methodology and related new rating caps. In December 2022, Moody’s downgraded its rating of the ARPS from “Aa3” to “A1,” stating that the downgrades occurred because of, among other matters, trends in the Fund’s risk-adjusted asset coverage metrics and the evolution of its sector exposures. The Fund expects that the ARPS will continue to pay dividends at the maximum applicable rate for the foreseeable future and cannot predict whether or when the auction markets for the ARPS may resume normal functioning. See “Use of Leverage,” “Principal Risks of the Fund—Leverage Risk,” “Principal Risks of the Fund—Additional Risks Associated with the Fund’s Preferred Shares” and “Description of Capital Structure” for more information.
In addition, effective immediately, the second paragraph of the “Principal Risks of the Fund – Additional Risks Associated with the Fund’s Preferred Shares” section of the Prospectus Summary and the second paragraph of the “Principal Risks of the Fund – Additional Risks Associated with the Fund’s Preferred Shares” section of the Prospectus are deleted and replaced with the following:
In addition, the multiple used to calculate the maximum applicable rate is based in part on the credit rating assigned to the ARPS by the applicable rating agency (currently, Moody’s and Fitch), with the multiple generally increasing as the rating declines below certain levels. In September 2011, Moody’s, a ratings agency that provides ratings for the Fund’s ARPS, downgraded its rating of the ARPS from “Aaa” to “Aa2,” citing what it believed to be persistently thin asset coverage levels, increased NAV volatility and concerns about secondary market liquidity for some assets supporting rated obligations. Under the Bylaws, the 2011 Moody’s downgrade resulted in an increase in the dividend rate multiplier from 1.25 to 1.50, thereby increasing the dividend rate payable to ARPS holders and increasing the costs to Common Shareholders associated with the Fund’s leverage. See “Use of Leverage” and “Description of Capital Structure.” In July 2012, Moody’s downgraded its rating of the ARPS from “Aa2” to “Aa3” pursuant to a revised ratings methodology adopted by
Moody’s. In May 2020, Fitch downgraded its rating of the ARPS from “AAA” to “AA,” indicating the downgrades reflected recent extreme market volatility and reduced asset liquidity, which it believed eroded asset coverage cushions for closed-end funds
and challenged fund managers’ ability to deleverage. Under the Bylaws, the 2020 Fitch downgrade resulted in an increase in the applicable spread over the reference rate from 125 bps to 150 bps, thereby increasing the dividend rate payable to ARPS holders and increasing the costs to Common Shareholders associated with the Fund’s leverage. On December 4, 2020, Fitch published ratings criteria relating to closed-end fund
obligations, including preferred shares, which effectively result in a rating cap of “AA” for debt and preferred stock issued by closed-end funds
and a rating cap of “A” for (i) debt and preferred shares issued by closed-end funds
exposed to corporate debt, emerging market debt, below-investment-grade and unrated debt, structured securities and equity,
(ii) and closed-end funds
with material exposure to “BBB” category rated assets. Following the close of business on April 30, 2021, Fitch downgraded its rating of the ARPS from “AA” to “A” pursuant to the revised ratings methodology and related new rating caps. Under the Bylaws, the April 2021 Fitch downgrade resulted in an increase in the dividend rate multiplier from 1.50 to 2.00, which could increase the dividend rate payable to ARPS holders should the maximum dividend rate be determined via the multiplier in lieu of the spread noted above (the maximum dividend rate is based on the greater of a multiple of or a spread plus a reference rate) and, thereby, increase the expenses to Common Shareholders associated with the Fund’s leverage. In December 2022, Moody’s downgraded its rating of the ARPS from “Aa3” to “A1,” stating that the downgrades occurred because of, among other matters, trends in the Fund’s risk-adjusted asset coverage metrics and the evolution of its sector exposures. Under the Bylaws, the 2022 Moody’s downgrade resulted in an increase in the applicable spread over the reference rate from 150 bps to 200 bps. As noted herein, the maximum applicable rate actually payable to ARPS holders is based on the greater of a multiple of or a spread plus a reference rate, which is either the applicable Secured Overnight Funding Rate or the applicable Treasury Index Rate depending on the rate period. The applicable spread change resulting from the 2022 Moody’s downgrade will therefore only impact the maximum applicable rate if the applicable spread formula is greater than the multiplier formula. See “Description of Capital Structure – Preferred Share Dividends.” See “Use of Leverage” and “Description of Capital Structure.” It is possible for the ARPS to be further downgraded in the future, possibly resulting in further increases to the maximum applicable rate and, thereby, the expenses borne by the Fund’s Common Shareholders.
In addition, effective immediately, the fifth paragraph of the “Use of Leverage” section of the Prospectus is deleted and replaced with the following:
Regarding the costs associated with the Fund’s ARPS, the terms of the ARPS provide that they would ordinarily pay dividends at a rate set at auctions held every seven days, normally payable on the first business day following the end of the rate period, subject to a maximum applicable rate calculated as a function of the ARPS’ then-current rating and a reference interest rate as described below. However, the weekly auctions for the ARPS, as well as auctions for similar preferred shares of other closed-end funds
in the U.S., have failed since February 2008, and the dividend rates on the ARPS since that time have been paid at the maximum applicable rate (i.e., the greater of a multiple of or a spread plus a reference rate, which is either (i) for a rate period of fewer than 365 days, the Secured Overnight Funding Rate plus spread adjustments intended to serve as a reasonable substitute of the previously-applicable LIBOR Rate (as defined and detailed in the Fund’s Bylaws), or (ii) for a rate period of 365 days or more, the applicable Treasury Index Rate). In September 2011, Moody’s, a ratings agency that provides ratings for the Fund’s ARPS, downgraded its rating of the ARPS from “Aaa” to “Aa2,” citing what it believed to be persistently thin asset coverage levels, increased NAV volatility and concerns about secondary market liquidity for some assets supporting rated obligations. In July 2012, Moody’s downgraded its rating of the ARPS from “Aa2” to “Aa3” pursuant to a revised ratings methodology adopted by Moody’s. In May 2020, Fitch downgraded its rating of the ARPS from “AAA” to “AA,” indicating the downgrades reflected recent extreme market volatility and reduced asset liquidity, which it believed eroded asset coverage cushions for closed-end funds
and challenged fund managers’ ability to deleverage. On December 4, 2020, Fitch published ratings criteria relating to closed-end fund
obligations, including preferred shares, which effectively result in a rating cap of “AA” for debt and preferred stock issued by closed-end funds
and a rating cap of “A” for (i) debt and preferred shares issued by closed-end funds
exposed to corporate debt, emerging market debt, below-investment-grade and unrated debt, structured securities and equity,
(ii) and closed-end funds
with material

exposure to “BBB” category rated assets. Following the close of
business on April 30, 2021, Fitch downgraded its rating of the ARPS from “AA” to “A” pursuant to the revised ratings methodology and related new rating caps. In December 2022, Moody’s downgraded its rating of the ARPS from “Aa3” to “A1,” stating that the downgrades occurred because of, among other matters, trends in the Fund’s risk-adjusted asset coverage metrics and the evolution of its sector exposures. See “Use of Leverage” and “Description of Capital Structure.” The Fund expects that the ARPS will continue to pay dividends at the maximum applicable rate for the foreseeable future and cannot predict whether or when the auction markets for the ARPS may resume normal functioning. See “Principal Risks of the Fund—Leverage Risk,” “Principal Risks of the Fund—Additional Risks Associated with the Fund’s Preferred Shares” and “Description of Capital Structure” for more information.
In addition, effective immediately, the second paragraph of the “Description of Capital Structure – Preferred Share Dividends” section of the Prospectus is deled and replaced with the following:
As noted, the “maximum applicable rate” for each series of ARPS depends on the credit ratings assigned to such shares (currently by Fitch and Moody’s) and on the duration of the rate period. The maximum applicable rate for any regular rate period (i.e., any rate period other than a non-payment
period) will be the higher of the applicable percentage of the reference rate, or the applicable spread plus the reference rate. The reference rate is the Secured Overnight Funding Rate plus spread adjustments intended to serve as a reasonable substitute of the previously-applicable LIBOR Rate (as defined and detailed in the Fund’s Bylaws). (for a rate period of fewer than 365 days) or the Treasury Index Rate (as defined below) (for a rate period of 365 days or more). The applicable percentage and applicable spread for any regular rate period will generally be determined based on the credit ratings assigned to the ARPS by Fitch and Moody’s on the auction date for such period (as set forth in the table below).
In addition, effective immediately, the fifth paragraph of the “Investment Objectives and Policies – Leverage and Borrowing” section of the SAI is deleted and replaced with the following:
Regarding the costs associated with the Fund’s Preferred Shares, the terms of the ARPS provide that they would ordinarily pay dividends at a rate set at auctions held every seven days, normally payable on the first business day following the end of the rate period, subject to a maximum applicable rate calculated as a function of the ARPS’ then-current rating and a reference interest rate, as described below. However, the weekly auctions for the ARPS, as well as auctions for similar preferred shares of other closed-end funds in
the U.S., have failed since February 2008, and the dividend rates on the ARPS since that time have been paid at the maximum applicable rate (i.e. the greater of a multiple of or a spread plus a reference rate, which is either (i) for a rate period of fewer than 365 days, the Secured Overnight Funding Rate plus spread adjustments intended to serve as a reasonable substitute of the previously-applicable LIBOR Rate (as defined and detailed in the Fund’s Bylaws), or (ii) for a rate period of 365 days or more, the applicable Treasury Index Rate). In September 2011, Moody’s, a ratings agency that provides ratings for the Fund’s ARPS, downgraded its rating of the ARPS from “Aaa” to “Aa2,” citing what it believed to be persistently thin asset coverage levels, increased NAV volatility and concerns about secondary market liquidity for some assets supporting rated obligations. In July 2012, Moody’s downgraded its rating of the ARPS from “Aa2” to “Aa3” pursuant to a revised ratings methodology adopted by Moody’s. See “Description of Capital Structure.” Under the Fund’s amended and restated bylaws (the “Bylaws”), the 2011 downgrade resulted in an increase in the dividend rate multiplier from 1.25 to 1.50, thereby increasing the dividend rate payable to ARPS holders and increasing the expenses to Common Shareholders associated with the Fund’s leverage. In May 2020, Fitch downgraded its rating of the ARPS from “AAA” to “AA,” indicating the downgrades reflected recent extreme market volatility and reduced asset liquidity, which it believed had quickly eroded asset coverage cushions for closed-end funds
and challenged fund managers’ ability to deleverage. Under the Bylaws, the 2020 Fitch downgrade resulted in an increase in the applicable spread over the reference rate from 125 bps to 150 bps, thereby increasing the dividend rate payable to ARPS holders and increasing the costs to Common Shareholders associated with the Fund’s leverage. On December 4, 2020, Fitch published ratings criteria relating to closed-end fund
obligations, including preferred shares, which effectively result in a rating cap of “AA” for debt and preferred stock issued by closed-end funds
and a rating cap of “A” for (i) debt and preferred shares issued by closed-end funds
exposed to corporate debt, emerging market debt, below-investment-grade and unrated debt, structured securities and equity,
(ii) and closed-end funds
with material exposure to “BBB” category rated assets. Following the close of business on April 30, 2021, Fitch downgraded its rating of the ARPS from “AA” to “A” pursuant to the revised ratings methodology
and
related new rating caps. Under the Bylaws, the April 2021 Fitch downgrade resulted in an increase in the dividend rate multiplier from 1.50 to 2.00, which could increase the dividend rate payable to ARPS holders should the maximum dividend rate be determined via the multiplier in lieu of the spread noted above (the maximum dividend rate is based on the greater of a multiple of or a spread plus a reference rate) and, thereby, increase the expenses to Common Shareholders associated with the Fund’s leverage. In December 2022, Moody’s downgraded its rating of the ARPS from “Aa3” to “A1,” stating that the downgrades occurred because of, among other matters, trends in the Fund’s risk-adjusted asset coverage metrics and the evolution of its sector exposures. Under the Bylaws, the 2022 Moody’s downgrade resulted in an increase in the applicable spread over the reference rate from 150 bps to 200 bps. As noted herein, the maximum applicable rate actually payable to ARPS holders is based on the greater of a multiple of or a spread plus a reference rate, which is either the applicable Secured Overnight Funding Rate or the applicable Treasury Index Rate depending on the rate period. The applicable spread change resulting from the 2022 Moody’s downgrade will therefore only impact the maximum applicable rate if the applicable spread formula is greater than the multiplier formula. See “Description of Capital Structure – Preferred Share Dividends.” See “Use of Leverage” and “Description of Capital Structure.” The Fund expects that the ARPS will continue to pay dividends at the maximum applicable rate for the foreseeable future and cannot predict whether or when the auction markets for the ARPS may resume normal functioning. See “Principal Risks of the Fund—Leverage Risk,” “Principal Risks of the Fund—Additional Risks Associated with the Fund’s Preferred Shares” and “Description of Capital Structure” in the Prospectus for more information.
Investors Should Retain This Supplement for Future Reference
PFN_SUPP1_122722